Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

BioMarin Announces Third Quarter 2014 Financial Results

- VIMIZIM® Sales Top $25 million in Second Full Quarter of Sales

- Full Year Total BioMarin Revenue Guidance Increased

Financial Highlights ($ in millions, except per share data, unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Total BioMarin Revenue	$176.8	$136.9	29.1%	$520.3	$401.6	29.6%
VIMIZIM Net Product Revenue	25.2	—		40.4	—
Naglazyme Net Product Revenue	67.5	63.2	6.8%	246.0	202.5	21.5%
Kuvan Net Product Revenue	53.4	43.6	22.5%	145.6	122.1	19.2%
Aldruazyme Net Product Revenue	22.6	23.4	-3.4%	64.7	57.7	12.1%
Aldruazyme Royalty Revenue (excluding Net Product Transfer Revenue) - non-GAAP	22.9	20.5	11.7%	69.1	61.0	13.3%
Firdapse Net Product Revenue	4.7	4.1	14.6%	14.0	11.8	18.6%

Non-GAAP Net Loss	$(22.9)	$(16.7)		$(13.5)	$(24.6)
Non-GAAP Net Loss per Share - Basic	$(0.16)	$(0.12)		$(0.09)	$(0.18)
Non-GAAP Net Loss per Share - Diluted	$(0.16)	$(0.12)		$(0.09)	$(0.18)

GAAP Net Income (Loss)	$7.4	$(53.0)		$(64.2)	$(114.4)
GAAP Net Income (Loss) per Share - Basic	$0.05	$(0.38)		$(0.44)	$(0.84)
GAAP Net Income (Loss) per Share - Diluted	$0.05	$(0.38)		$(0.44)	$(0.84)

Cash, cash equivalents and investments *				$1,114.7	$1,052.4

*	Balances of cash, cash equivalents and investments are as of September 30, 2014 and December 31, 2013, respectively.

SAN RAFAEL, Calif., October 23, 2014 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the third quarter ended September 30, 2014. Non-GAAP net loss was $22.9 million, or $0.16 per basic and diluted share for the third quarter of 2014, compared to non-GAAP net loss of $16.7 million for the third quarter of 2013. For the nine months ended September 30, 2014, non-GAAP net loss was $13.5 million, or $0.09 per basic and diluted share, compared to a non-GAAP net loss of $24.6 million for the nine months ended September 30, 2013. The increase in non-GAAP loss for the third quarter of 2014 compared to the prior year was primarily due to increased research and development expenses for talazoparib, BMN 190, BMN 270, BMN 250, BMN 701 and PEG PAL, as well as increased selling, general and administrative expenses related to VIMIZIM® launch activities. These increased expenses were partially offset by strong sales of VIMIZIM during its second full quarter of commercial sales.

GAAP net income was $7.4 million, or $0.05 per basic and diluted share for the third quarter of 2014, compared to GAAP net loss of $53.0 million, or $0.38 per basic and diluted share for the third quarter of 2013. GAAP net loss for the nine months ended September 30, 2014 was $64.2 million, or $0.44 per basic and diluted share, as compared to GAAP net loss of $114.4 million, or $0.84 per basic and diluted share for the nine months ended September 30, 2013. Increased GAAP net income in the third quarter of 2014, compared to the prior year quarter, was primarily due to proceeds from the one-time sale of the Company’s Rare Pediatric Disease Priority Review Voucher (PRV) of $67.5 million pre-tax, in addition to the operating factors which affected non-GAAP loss.

As of September 30, 2014, BioMarin had cash, cash equivalents and investments totaling $1,114.7 million, as compared to $1,052.4 million on December 31, 2013.

“The commercial launch of VIMIZIM continues to make excellent progress. We are extremely pleased with the success of the U.S. launch and the progress we are making in the European Union seeking reimbursement for VIMIZIM on a country by country basis,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “In addition, our more established commercial portfolio continues to grow, with both Naglazyme and Kuvan growing approximately 20% during the first three quarters of this year compared to last year. We believe that the continued growth of our five commercial products will help BioMarin reach over $1 billion in revenues over the next 2-3 years.”

Net Product Revenue (unaudited)

Total Revenue Growth (in millions)
	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change
VIMIZIM	$25.2	$—	$25.2	—	$40.4	$—	$40.4	—
Naglazyme (1)	67.5	63.2	4.3	6.8%	246.0	202.5	43.5	21.5%
Kuvan	53.4	43.6	9.8	22.5%	145.6	122.1	23.5	19.2%
Aldurazyme	22.6	23.4	(0.8)	-3.4%	64.7	57.7	7.0	12.1%
Firdapse	4.7	4.1	0.6	14.6%	14.0	11.8	2.2	18.6%

Net product revenue	173.4	134.3	39.1	29.1%	510.7	394.1	116.6	29.6%
Collaborative agreement revenue	0.3	1.8	(1.5)		1.3	2.8	(1.5)
Royalty and license revenue	3.1	0.8	2.3		8.3	4.7	3.6

Total BioMarin revenue - GAAP	176.8	136.9	39.9	29.1%	520.3	401.6	118.7	29.6%
Less: Previously recognized Aldurazyme net product transfer revenue	(0.3)	2.9	(3.2)		(4.4)	(3.3)	(1.1)

Total BioMarin revenues (excluding Aldurazyme net product transfer revenue) - Non-GAAP (2)	$177.1	$134.0	$43.1	32.2%	$524.7	$404.9	$119.8	29.6%

Reconciliation of Aldurazyme Revenues (in millions)
	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change
Aldurazyme revenue reported by Genzyme	$54.3	$50.8	$3.5	6.9%	$172.5	$152.9	$19.6	12.8%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	$ Change		2014	2013	$ Change
Aldurazyme Royalties due from Genzyme - Non-GAAP (2)	$22.9	$20.5	$2.4		$69.1	$61.0	$8.1
Previously recognized net product transfer revenue (3)	(0.3)	2.9	(3.2)		(4.4)	(3.3)	(1.1)

Total Aldurazyme net product revenue - GAAP	$22.6	$23.4	$(0.8)		$64.7	$57.7	$7.0

(1)	Naglazyme revenues experience quarterly fluctuations due to the timing of government ordering patterns in certain countries. The Company does not believe these fluctuations reflect a change in underlying demand.
(2)	BioMarin believes that this non-GAAP information is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the end-user demand for Aldurazyme. The Aldurazyme net product transfer revenue is the result of timing of deliveries to Genzyme Corp. and is therefore not representative of patient demand for the product. By providing information about both the GAAP and non-GAAP revenue measures, the Company believes that the additional information enhances investors’ overall understanding of the Company’s business and in particular allows for more consistent period to period evaluation of the revenue.
(3)	To the extent units shipped to third party customers by Genzyme exceed BioMarin inventory transfers to Genzyme, BioMarin will record a decrease in net product revenue from the royalty payable to BioMarin for the amount of previously recognized product transfer revenue. If BioMarin inventory transfers exceed units shipped to third party customers by Genzyme, BioMarin will record incremental net product transfer revenue for the period.

Revenue Guidance ($ in millions)

Item	Provided August 26, 2014	Updated October 23, 2014
Total BioMarin Revenues	$680 to $700	$700 to $710
Naglazyme Net Product Revenue	$305 to $320	Unchanged
Kuvan Net Product Revenue	$180 to $200	$190 to $200
VIMIZIM	$60 to $70	$65 to $70

Selected Income Statement Guidance ($ in millions, except percentages)

Item	Provided August 26, 2014	Updated October 23, 2014
Cost of Sales (% of Total Revenue)	16.5% to 17.5%	Unchanged
Research and Development Expense	$460 to $480	$455 to $470
Selling, General and Admin. Expense	$280 to $295	Unchanged
Non-GAAP Net Loss	$(60) to $(80)	$(50) to $(65)
GAAP Net Loss	$(180) to $(195)	$(160) to $(175)

Anticipated Upcoming Milestones

4Q 2014: Enrollment completion of Phase 1/2 trial with BMN 190 for the treatment of Batten disease

1Q 2015: IND filing or equivalent for BMN 270 for the treatment of Hemophilia A

2Q 2015: Data on first three cohorts in Phase 2 with BMN 111 for the treatment of Achondroplasia

1H 2015: Enrollment completion of Phase 2/3 trial with BMN 701 for the treatment of Pompe disease

2H 2015: Results from Phase 1/2 trial with BMN 190 for the treatment of Batten disease

2H 2015: Results from Phase 2/3 trial with BMN 701 for the treatment of Pompe disease

2H 2015: Enrollment completion of Phase 3 trial with talazoparib (BMN 673) for the treatment of mBC

Mid-2015: IND filing or equivalent for BMN 250 for the treatment of MPS IIIB

4Q 2015: Results from pivotal Phase 3 trial with PEG PAL for the treatment of PKU

1Q 2016: Submission of PEG PAL BLA to the FDA for the treatment of PKU

Advanced Clinical Programs

•	Phase 3 with PEG PAL for PKU: The Company expects top-line results from this study in 4Q15. Patients enrolling in the BMN 165-302 Phase 3 study will need to demonstrate a pre-specified reduction in blood Phe prior to entering the trial. The design includes: (1) an open-label study to evaluate safety and blood Phe levels in naïve patients; and, (2) a randomized controlled study of the open-label study patients who meet the pre-specified eligibility criteria to evaluate blood Phe levels and neurocognitive endpoints.

•	Phase 3 with talazoparib (BMN 673) for gBRCA breast cancer: The Company is enrolling patients in a Phase 3 trial to study talazoparib for the treatment of deleterious germline BRCA mutation metastatic breast cancer. The Phase 3 trial is an open-label, 2:1 randomized, parallel, two-arm study of talazoparib as compared to monotherapy of physicians’ choice (capecitabine, eribulin, gemcitabine or vinorelbine) in germline BRCA mutation subjects with locally advanced and/or metastatic breast cancer who have received no more than two prior chemotherapy regimens for metastatic disease. The global study will enroll approximately 429 subjects. The primary objective of the study is to compare progression-free survival (PFS) of subjects treated with talazoparib as a monotherapy relative to those treated with protocol-specific physicians’ choice.

•	Phase 2/3 with BMN 701 for Pompe Disease: The Company is enrolling patients in the Phase 3 INSPIRE trial with BMN 701, GILT-tagged Recombinant Human GAA, for the treatment of Pompe disease. This single-arm Phase 2/3 trial is enrolling patients previously treated with alglucosidase alfa and switching them to a treatment of BMN 701 at 20 mg/kg administered every other week for 24 weeks. The primary endpoint of the study will be change from baseline in the respiratory parameter Maximal Inspiratory Pressure (MIP).

•	Phase 2 with BMN 111 for Achondroplasia: The Company is enrolling patients in the Phase 2 trial with BMN 111, an analog of C-type Natriuretic Peptide (CNP), for the treatment of children with achondroplasia. Achondroplasia is the most common form of disproportionate short stature or dwarfism. The Phase 2 study is an open-label, sequential cohort, dose-escalation study of BMN 111 in children who are 5-14 years old. The primary objective of this study is to assess the safety and tolerability of daily subcutaneous doses of BMN 111 administered for 6 months. Prior to enrolling in the Phase 2 study, all patients will have participated in a 6 month natural history study to determine baseline growth velocity data.

•

BMN 190 for LINCL (Batten disease): The Company is enrolling patients in a Phase 1/2 trial with BMN 190, a recombinant human tripeptidyl peptidase 1 (rhTPP1), for the treatment of patients with late-infantile neuronal ceroid lipofuscinosis type 2 (NCL-2), a form of Batten disease. This is the first time that patients with Batten Disease have been treated with an enzyme replacement therapy in a clinical trial setting. The Phase 1/2 study is an open-label, dose-escalation study in patients with NCL-2. The primary objectives are to evaluate the safety and tolerability of BMN 190 and to evaluate effectiveness using an NCL-2-specific rating scale score in comparison with natural history data after 48 weeks of treatment. Secondary objectives are to evaluate the impact of treatment on brain atrophy in comparison with NCL-2 natural history after 48 weeks of treatment and to characterize pharmacokinetics and immunogenicity. The study will enroll approximately 22 subjects for a treatment duration of 48 weeks.

Preclinical Programs

•	BMN 270 for Hemophilia A: In January 2014, the Company announced that it had selected an AAV-factor VIII gene therapy drug candidate, BMN 270, to develop for the treatment of hemophilia A and has initiated IND-enabling studies. The Company intends to initiate a Phase 1/2 trial with BMN 270 in 1Q15.

•	BMN 250 for MPS IIIB: In February 2014, the Company announced that it had selected BMN 250, an intracerebroventricular enzyme replacement therapy, for the treatment of Mucopolysaccharidosis IIIB (MPS IIIB) or Sanfilippo Syndrome Type B (Sanfilippo B). BioMarin has initiated IND-enabling studies. The Company intends to initiate a Phase 1/2 trial with BMN 250 in mid-2015.

Non-GAAP Net Income (Loss) and Reconciliation

The results for the three and nine months ended September 30, 2014 and September 30, 2013 and the guidance for 2014 include both GAAP net loss and non-GAAP net income/loss. As used in this release, non-GAAP net income/loss is based on GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) and further adjusted to exclude certain non-cash items such as, stock compensation expense and certain nonrecurring material items.

The following table presents the reconciliation of GAAP to non-GAAP financial metrics:

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Loss

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ending December 31, 2014 Guidance
	2014	2013	2014	2013
GAAP Net Income (Loss)	$7.4	$(53.0)	$(64.2)	$(114.4)	$(160.0) - $(175.0)
Interest expense, net	7.7	—	23.2	1.0	31.1
Provision for (benefit from) income taxes	(4.2)	0.7	5.0	(2.8)	14.6
Depreciation expense	8.6	6.3	23.3	19.0	31.4
Amortization expense	3.3	2.6	8.7	8.9	11.0

EBITDA Income (Loss)	22.8	(43.4)	(4.0)	(88.3)	(71.9) - (86.9)
Stock-based compensation expense	20.0	16.2	53.6	41.7	82.5
Contingent consideration expense (1)	1.8	8.8	12.6	9.8	15.2
Non-recurring:
Gain on sale of intangible asset (2)	(67.5)	—	(67.5)	—	(67.5)
Gain on termination of leases (3)	—	—	(8.9)	—	(9.0)
Debt conversion expense (4)	—	1.7	0.7	12.2	0.7

Non-GAAP Loss	$(22.9)	$(16.7)	$(13.5)	$(24.6)	$ (50.0) - $ (65.0)

(1)	Represents the expense associated with the change in the fair value of contingent acquisition consideration payable for the period, resulting from changes in estimated probabilities and timing of achieving certain developmental milestones.
(2)	Represents the total sales price of $67.5 million for the PRV, or approximately $54.0 million net of tax.
(3)	Primarily represents the net gain due to the early termination of the Company’s operating lease and the realization of the remaining balance in deferred rent upon acquisition of the San Rafael Corporate Center where the Company’s corporate headquarters are located, as well as early termination of certain other leases related to the Company’s facilities.
(4)	Represents debt conversion expense associated with the early conversion of a portion of our 2017 convertible notes.

BioMarin believes that this non-GAAP information is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the performance of BioMarin’s core ongoing business, VIMIZIM, Naglazyme, Kuvan, Aldurazyme and Firdapse, and development of the Company’s pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the Company believes that the additional information enhances investors’ overall understanding of the Company’s business and prospects for the future. Further, the Company uses both the GAAP and the non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes.

Conference Call Details

BioMarin will host a conference call and webcast to discuss third quarter 2014 financial results today, Thursday, October 23, at 4:30 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

U.S. / Canada Dial-in Number: 877.303.6313

International Dial-in Number: 631.813.4734

Conference ID: 11300960

Replay Dial-in Number: 855.859.2056

Replay International Dial-in Number: 404.537.3406

Conference ID: 11300960

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises five approved products and multiple clinical and pre-clinical product candidates. Approved products include: Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; KUVAN® (sapropterin dihydrochloride) Powder for Oral Solution and Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; Firdapse® (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS); and VIMIZIM® (elosulfase alfa) for the treatment of Morquio A (MPS IVA). Product candidates include: BMN 165 (PEGylated recombinant phenylalanine ammonia lyase), also referred to as PEG PAL, which is currently in Phase 3 clinical development for the treatment of PKU; talazoparib (BMN 673), a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase 3 clinical development for the treatment of germline BRCA breast cancer; BMN 701, a novel fusion of acid alpha glucosidase (GAA) with a peptide derived from insulin like growth factor 2, which is currently in Phase 3 clinical development for the treatment of Pompe disease; BMN 111, a modified C-natriuretic peptide, which is currently in Phase 2 clinical development for the treatment of achondroplasia; and BMN 190, a recombinant human tripeptidyl peptidase-1 (rhTPP1), which is currently in Phase 1 for the treatment of late-infantile neuronal ceroid lipofuscinosis (CLN2), a form of Batten Disease. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and sales related to VIMIZIM, Naglazyme, Kuvan, Aldurazyme and Firdapse; the financial performance of BioMarin as a whole; the timing of BioMarin’s clinical trials of PEG PAL, talazoparib (BMN 673), BMN 701, BMN 111, BMN 190, BMN 270, BMN 250 and other product candidates; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, Firdapse, VIMIZIM and its product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the commercialization of VIMIZIM, Naglazyme, Kuvan, and Firdapse; Genzyme Corporation’s

success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, particularly with respect to PEG PAL, talazoparib (BMN 673), BMN 701, BMN 111 and BMN 190; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme, Kuvan, VIMIZIM and Firdapse; actual sales of Aldurazyme, Naglazyme, Kuvan, VIMIZIM and Firdapse; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the risk factors contained under the caption “Risk Factors” in BioMarin’s 2013 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, VIMIZIM®, Naglazyme®, Kuvan®, and Firdapse® are registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2014 and December 31, 2013

(In thousands of U.S. dollars, except share and per share amounts)

	September 30, 2014	December 31, 2013(1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$398,005	$568,781
Short-term investments	268,368	215,942
Accounts receivable, net (allowance for doubtful accounts: $195 and $529, respectively)	121,395	117,822
Inventory	204,444	162,605
Current deferred tax assets	29,149	30,561
Other current assets	56,458	41,707

Total current assets	1,077,819	1,137,418
Noncurrent assets:
Investment in BioMarin/Genzyme LLC	815	816
Long-term investments	448,328	267,700
Property, plant and equipment, net	486,741	319,316
Intangible assets, net	159,949	163,147
Goodwill	54,258	54,258
Long-term deferred tax assets	150,991	145,234
Other assets	61,532	156,171

Total assets	$2,440,433	$2,244,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$206,550	$183,271

Total current liabilities	206,550	183,271
Noncurrent liabilities:
Long-term convertible debt	656,884	655,566
Long-term contingent acquisition consideration payable	42,297	30,790
Other long-term liabilities	26,260	33,392

Total liabilities	931,991	903,019

Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at September 30, 2014 and December 31, 2013; 147,933,951 and 143,463,668 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively.	148	144
Additional paid-in capital	2,278,761	2,059,101
Company common stock held by Nonqualified Deferred Compensation Plan	(9,683)	(7,421)
Accumulated other comprehensive income	19,189	5,018
Accumulated deficit	(779,973)	(715,801)

Total stockholders’ equity	1,508,442	1,341,041

Total liabilities and stockholders’ equity	$2,440,433	$2,244,060

(1)	December 31, 2013 balances were derived from the audited consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Three and Nine Months Ended September 30, 2014 and 2013

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES:
Net product revenues	$173,416	$134,330	$510,664	$394,074
Collaborative agreement revenues	353	1,754	1,274	2,778
Royalty, license and other revenues	3,078	790	8,248	4,760

Total revenues	176,847	136,874	520,186	401,612

OPERATING EXPENSES:
Cost of sales (excludes amortization of certain acquired intangible assets)	29,920	28,054	83,946	71,121
Research and development	125,686	88,064	319,554	257,468
Selling, general and administrative	74,604	61,841	202,524	163,547
Intangible asset amortization and contingent consideration	2,934	9,639	15,797	13,173
Gain on sale of intangible asset	(67,500)	—	(67,500)	—

Total operating expenses	165,644	187,598	554,321	505,309

INCOME (LOSS) FROM OPERATIONS	11,203	(50,724)	(34,135)	(103,697)
Equity in the loss of BioMarin/Genzyme LLC	(225)	(147)	(1,102)	(711)
Interest income	1,435	574	4,293	1,942
Interest expense	(9,118)	(526)	(27,445)	(2,854)
Debt conversion expense	—	(1,732)	(674)	(12,152)
Other income (expense)	(74)	239	(68)	344

INCOME (LOSS) BEFORE INCOME TAXES	3,221	(52,316)	(59,131)	(117,128)
Provision for (benefit from) income taxes	(4,224)	704	5,041	(2,765)

NET INCOME (LOSS)	$7,445	$(53,020)	$(64,172)	$(114,363)

NET INCOME (LOSS) PER SHARE, BASIC	$0.05	$(0.38)	$(0.44)	$(0.84)

NET INCOME (LOSS) PER SHARE, DILUTED	$0.05	$(0.38)	$(0.44)	$(0.84)

Weighted average common shares outstanding, basic	147,016	140,796	145,724	136,102

Weighted average common shares outstanding, diluted	159,304	140,796	145,724	136,102

COMPREHENSIVE INCOME (LOSS)	$16,693	$(43,988)	$(50,001)	$(102,688)

STOCK-BASED COMPENSATION EXPENSE

Total stock-based compensation expense included in the Condensed Consolidated Statements of Comprehensive Income (Loss) was as follows (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cost of sales	$1,180	$1,489	$3,807	$3,663
Research and development	8,279	7,116	22,300	18,821
Selling, general and administrative	10,545	7,600	27,452	19,214

	$20,004	$16,205	$53,559	$41,698

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